Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 5, 2013 (except the third paragraph in Note 15, as to which the date is                     , 2013), in the Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of ChannelAdvisor Corporation and Subsidiaries for the registration of shares of their common stock.

Ernst & Young LLP

Raleigh, North Carolina

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split as described in Note 15 to the consolidated financial statements.

Raleigh, North Carolina

April 25, 2013